CSMC06-2G4AR2 -- 4A7

CREDIT SUISSE FIRST BOSTON

Balance	$2,500,000.00	Delay	24	WAC	6.06000	WAM	356
Coupon	5.75000	Dated	02/01/2006	NET	5.75000	WALA	4
Settle	02/28/2006	First Payment	03/25/2006	Contrib Wac	6.06000

Price	1	2	3	4	5	6	7	8
	Yield	Yield	Yield	Yield	Yield	Yield	Yield	Yield
98-00.00	5.944	5.951	5.965	5.992	6.071	6.255	6.448	6.559
98-08.00	5.925	5.931	5.943	5.966	6.032	6.188	6.352	6.446
98-16.00	5.906	5.911	5.921	5.940	5.994	6.122	6.256	6.333
98-24.00	5.887	5.891	5.899	5.913	5.956	6.056	6.160	6.220
99-00.00	5.868	5.871	5.876	5.887	5.918	5.990	6.065	6.108
99-08.00	5.849	5.851	5.854	5.861	5.880	5.924	5.970	5.997
99-16.00	5.830	5.831	5.832	5.835	5.842	5.858	5.875	5.885
99-24.00	5.812	5.811	5.810	5.809	5.804	5.793	5.781	5.774
100-00.00	5.793	5.792	5.789	5.783	5.766	5.728	5.687	5.664
Spread @ Center Price	116	117	123	130	140	152	159	162
WAL	27.03	23.85	19.47	14.62	8.62	4.44	2.96	2.48
Mod Durn	13.32	12.60	11.38	9.60	6.61	3.81	2.64	2.25
Principal Window	May32 -Jan34	Aug28 -Jun31	Jan24 -Jun27	Mar19 -Aug22	Feb14 -Oct15	Jul10 -Aug10	Jan09 -Feb09	Jul08 -Aug08
LIBOR_1MO	4.53	4.53	4.53	4.53	4.53	4.53	4.53	4.53
Prepay	100 PSA	150 PSA	200 PSA	250 PSA	300 PSA	500 PSA	800 PSA	1000 PSA

Treasury Mat	6MO	2YR	3YR	5YR	10YR	30YR
Yld	4.581	4.515	4.478	4.463	4.537	4.710

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this information relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. The issuer's current effective registration statement may be found at http://www.sec.gov/Archives/edgar/data/1011663/000119312505178099/0001193125-05-178099-index.htm. Additional material information to your decision may also be found at http://www.sec.gov/Archives/edgar/data/1011663/000091412105002094/0000914121-05-002094-index.htm.